Exhibit 5.1

Tel:	+65 6416 8000	Main Line	One George Street #20-01
Fax:	+65 6532 5711	Capital Markets / Finance / Corporate / Corporate	Singapore 049145
Real Estate
	+65 6532 5722	Litigation & Dispute Resolution / Tax / Intellectual	Email: wonglaw@singnet.com.sg
		Property	Website: www.wongpartnership.com.sg
		(not for service of court documents)	(A full partners’ list is available upon request)

TO			FROM
Ref:			Ref:	HCY/LJL/20051351
Date:	15 December 2006		Fax:	+65 6532 5711

			Direct:	+65 6416 8204

			Email:	choonyuen.hui
Avago Technologies Finance Pte. Ltd.				@wongpartnership.com.sg
1 Yishun Avenue 7
Singapore 768923
Dear Sirs,
We have acted as Singapore counsel to Avago Technologies Finance Pte. Ltd. (the “Company”), and the Singapore Guarantors, in connection with the issuance by the Company, Avago Technologies U.S. Inc., and Avago Technologies Wireless (U.S.A.) Manufacturing Inc. (collectively, the “U.S. Subsidiary Co-Issuers”), of US$500,000,000 in aggregate principal amount of 10⅛% senior notes due 2013 (the “Fixed Rate Senior Notes”), US$250,000,000 in aggregate principal amount of senior floating rate notes due 2013 (the “Floating Rate Senior Notes” and, together with the Fixed Rate Senior Notes, the “Senior Notes”) and US$250,000,000 in aggregate principal amount of 11⅞% senior subordinated notes due 2015 (the “Senior Subordinated Notes” and, together with the Senior Notes, the “Notes”) and the guarantees of the Notes (the “Singapore Guarantees”) by the Singapore Guarantors. The Notes and the Singapore Guarantees will be issued in exchange for the Company’s and the U.S. Subsidiary Co-Issuers’ outstanding 10⅛% senior notes due 2013, outstanding senior floating rate notes due 2013 and outstanding 11⅞% senior subordinated notes due 2015 (collectively, the “Outstanding Notes”) and the guarantees of the Outstanding Notes by the Singapore Guarantors.
We have been asked to issue this Opinion Letter in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and no opinion is expressed as to any matter pertaining to the contents of the Registration Statement or the Prospectus.
1.	INTRODUCTION

1.1	Transaction Documents

The opinions given in this Opinion Letter relate to the following documents (collectively, the “Transaction Documents”, and each, a “Transaction Document”):
1.1.1	a senior notes indenture dated 1 December 2005 (the “Senior Notes Indenture”), between the Company and the U.S. Subsidiary Co-Issuers, as issuers, the guarantors named on the signature pages thereto (including the Singapore Guarantors), as guarantors, and The Bank of New York, as trustee (the “Trustee”), as supplemented from time to time; and

1.1.2	a senior subordinated notes indenture dated 1 December 2005 (the “Senior Subordinated Notes Indenture”), between the Company and the U.S. Subsidiary Co-Issuers, as issuers, the guarantors named on the signature pages thereto (including the Singapore Guarantors), as guarantors, and The Bank of New York, as trustee, as supplemented from time to time.
1.2	Defined Terms

In this Opinion Letter:
1.2.1	“Companies Act” means the Companies Act, Chapter 50 of Singapore;

1.2.2	“Issuers” means, collectively, the Company and the U.S. Subsidiary Co-Issuers;

1.2.3	“Prospectus” means any prospectus included in the Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of notes covered by such Registration Statement, and all amendments and supplements to the Prospectus, including post-effective amendments;

1.2.4	“Purchase Agreement” refers to the purchase agreement dated 21 November 2005, between the Company and the U.S. Subsidiary Co-Issuers, as issuers, Lehman Brothers Inc., Citigroup Global Markets Singapore Pte. Ltd. and Credit Suisse First Boston (Singapore) Limited, as initial purchasers, and all of the Company’s direct and indirect subsidiaries named in schedule 2 thereto, as guarantors;

1.2.5	“Registration Rights Agreement” means a registration rights agreement dated 1 December 2005, between the Company, as company, Lehman Brothers Inc., Citigroup Global Markets Inc. and Credit Suisse First Boston LLC, as initial purchasers, and the guarantors named on the signature pages thereto, as guarantors;

1.2.6	“Registration Statement” means the registration statement on the appropriate form under the Securities Act, filed on 29 September 2006, as amended from time to time;

1.2.7	“Senior Notes Guarantee” means the guarantee by the relevant Singapore Guarantor of the Company’s obligations under the Senior Notes as contained in the Senior Notes Indenture;

1.2.8	“Senior Subordinated Notes Guarantee” means the guarantee by the relevant Singapore Guarantor of the Company’s obligations under the Senior Subordinated Notes as contained in the Senior Subordinated Notes Indenture;

1.2.9	“Singapore Guarantors” means, collectively:
(a)	Avago Technologies General IP (Singapore) Pte. Ltd. (Singapore company registration number 200512430D);

(b)	Avago Technologies ECBU IP (Singapore) Pte. Ltd. (Singapore company registration number 200512325K);

(c)	Avago Technologies Wireless IP (Singapore) Pte. Ltd. (Singapore company registration number 200512332K);

(d)	Avago Technologies Enterprise IP (Singapore) Pte. Ltd. (Singapore company registration number 200512336N);

(e)	Avago Technologies Fiber IP (Singapore) Pte. Ltd. (Singapore company registration number 200512342D);

(f)	Avago Technologies Manufacturing (Singapore) Pte. Ltd. (Singapore company registration number 200512010Z);

(g)	Avago Technologies International Sales Pte. Limited (Singapore company registration number 200512231E); and

(h)	Avago Technologies Sensor IP Pte. Ltd. (in members voluntary liquidation) (Singapore company registration number 200602838N), and “Singapore Guarantor” means any one of them; and

1.2.10	“Transaction” means the transactions contemplated by the Transaction Documents;

1.2.11	terms defined or given a particular construction in the Transaction Documents have the same meaning in this Opinion Letter unless a contrary indication appears; and

1.2.12	headings in this Opinion Letter are for ease of reference only and shall not affect its interpretation.
1.3	Legal Review

For the purpose of issuing this Opinion Letter we have reviewed only the documents and completed only the searches and enquiries referred to in Schedule 1 (Documents and Enquiries) to this Opinion Letter.

1.4	Applicable Law

This Opinion Letter and the opinions given in it are governed by Singapore law and relate only to Singapore law as applied by the courts of Singapore as at today’s date. We express no opinion in this Opinion Letter on the laws of any other jurisdiction.

1.5	Assumptions and Reservations

The opinions given in this Opinion Letter are given on the basis of the assumptions set out in Schedule 2 (Assumptions) and are subject to the reservations set out in Schedule 3 (Reservations) to this Opinion Letter. The opinions given in this Opinion Letter are strictly limited to the matters stated in paragraph 2 (Opinions) and do not extend to any other matters.

2.	OPINIONS

We are of the opinion that:
2.1	Due and Valid Authorisation
2.1.1	Company

The issuance, execution and performance of the Notes by the Company have been duly authorised by all necessary corporate action on the part of the Company.

2.1.2	Singapore Guarantors
(a)	The execution and performance of the Senior Notes Indenture (including the Senior Notes Guarantee) by the relevant Singapore Guarantor have been duly authorised by all necessary corporate action on the part of the relevant Singapore Guarantor.

(b)	The execution and performance of the Senior Subordinated Notes Indenture (including the Senior Subordinated Notes Guarantee) by the relevant Singapore Guarantor have been duly authorised by all necessary corporate action on the part of the relevant Singapore Guarantor.
2.2	Legal, Valid, Binding and Enforceable Obligations

2.2.1	Company

When the Notes have been executed, issued, authenticated and delivered by or on behalf of the Company against the due tender and delivery by the Trustee of the Outstanding Notes in accordance with the Senior Notes Indenture and the Senior Subordinated Notes Indenture in the manner contemplated by the Registration Statement and the Registration Rights Agreement, the obligations expressed to be assumed by the Company in the Notes constitute its legal, valid, binding and enforceable obligations under the laws of Singapore.

2.2.2	Singapore Guarantors

The obligations expressed to be assumed by each Singapore Guarantor in each of the Senior Notes Indenture (including the Senior Notes Guarantee) and the Senior Subordinated Notes Indenture (including the Senior Subordinated Notes Guarantee) constitute its legal, valid, binding and enforceable obligations under the laws of Singapore.
3.	ADDRESSEES AND PURPOSE

This Opinion Letter is given for the benefit of the parties to whom it is addressed. It is not to be transmitted to any other person nor is it to be relied upon by any other person for any other purpose or quoted or referred to in any public document or filed with any governmental, regulatory or other authorities without our consent, except that you may furnish copies of this Opinion Letter to your legal counsel for the purposes of the Transactions and to the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement. We consent to the reference to our firm in the Prospectus under the heading “Legal Matters” in relation to this Opinion Letter.
Yours faithfully
/s/ WP

WONGPARTNERSHIP

SCHEDULE 1
Documents And Enquiries
1.	DOCUMENTS

We have reviewed only the following documents for the purposes of this Opinion Letter:
(a)	the following documents in the form set out below:
(i)	a copy of the executed Purchase Agreement;

(ii)	a copy of the executed Senior Notes Indenture (and a supplemental indenture thereto dated 11 April 2006);

(iii)	a copy of the executed Senior Subordinated Notes Indenture (and a supplemental indenture thereto dated 11 April 2006); and

(iv)	a copy of the executed Registration Rights Agreement;
(b)	in relation to the Company:
(i)	a copy of the certificate confirming incorporation of company of the Company;

(ii)	a copy of the certificate confirming incorporation of company under the new name of the Company;

(iii)	a copy of the memorandum and articles of association of the Company;

(iv)	a copy of the circulating resolutions in writing passed by the board of directors of the Company on 20 November 2005 (the “Company Board Resolutions”); and

(v)	a copy of the director’s certificate dated 1 December 2005 and signed by Adam Herbert Clammer as a director of the Company; and
(c)	in relation to each Singapore Guarantor:
(i)	a copy of the certificate confirming incorporation of company of the relevant Singapore Guarantor;

(ii)	a copy of the certificate confirming incorporation of company under the new name of the relevant Singapore Guarantor;

(iii)	a copy of the memorandum and articles of association of the relevant Singapore Guarantor;

(iv)	a copy of the circulating resolutions in writing passed by the board of directors of the relevant Singapore Guarantor on 20 November 2005 and a copy of the circulating resolutions in writing passed by the board of directors of Avago Technologies Sensor IP Pte. Ltd. on 10 April 2006 (collectively, the “Guarantor Board Resolutions”);

(v)	a copy of the minutes passed by the authorised representative of the holding company of the relevant Singapore Guarantor pursuant to Section 179(6) of the

Companies Act on 20 November 2005 and a copy of the minutes passed by the authorised representative of the holding company of Avago Technologies Sensor IP Pte. Ltd. pursuant to Section 179(6) of the Companies Act on 10 April 2006 (collectively, the “Guarantor Shareholder Resolutions”); and

(vi)	a copy of the director’s certificate dated 1 December 2005 and signed by Adam Herbert Clammer as a director of the relevant Singapore Guarantor.
2.	SEARCHES AND ENQUIRIES

We have undertaken only the following searches and enquiries for the purposes of this Opinion Letter:

Searches conducted on 6 December 2006 at the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”) in respect of the Company and each Singapore Guarantor (the “ACRA Search”).

SCHEDULE 2
Assumptions
The opinions in this Opinion Letter have been given on the following assumptions (without enquiry).
1.	ORIGINAL AND GENUINE DOCUMENTATION
(a)	All signatures, stamps and seals are genuine, all original documents are authentic and all copy documents are complete and conform to the originals.

(b)	Any certificate referred to in Schedule 1 (Documents and Enquiries) is correct in all respects as to those matters which are not the subject of our opinions in paragraph 2 (Opinions) of this Opinion Letter.

(c)	That each of the Transaction Documents, the Purchase Agreement and the Registration Rights Agreement has been validly signed and delivered by each party thereto.

(d)	None of the Transaction Documents, the Purchase Agreement and the Registration Rights Agreement constitutes a sham.
2.	PARTIES TO THE TRANSACTION DOCUMENTS

Each party to the Transaction Documents is validly incorporated and existing under the laws of its jurisdiction of incorporation, and has the capacity, power and authority to enter into and to exercise its rights and to perform its obligations under the Transaction Documents to which it is a party.

3.	CORPORATE AUTHORITY

3.1	Company
(a)	There have been no amendments to the form of the memorandum and articles of association of the Company referred to in Schedule 1 (Documents and Enquiries).

(b)	The Company Board Resolutions referred to in Schedule 1 (Documents and Enquiries) have not been amended or rescinded and are in full force and effect.

(c)	The execution of each of the Transaction Documents by the Company and the exercise of its rights and performance of its obligations under each of the Transaction Documents will sufficiently benefit and is in the interests of the Company.

(d)	The directors of the Company acted in good faith and in the interests of the Company in approving the Transactions and the Transaction Documents.

3.2	Singapore Guarantors
(a)	There have been no amendments to the form of the memorandum and articles of association of each Singapore Guarantor referred to in Schedule 1 (Documents and Enquiries).

(b)	The Guarantor Board Resolutions and the Guarantor Shareholder Resolutions of each Singapore Guarantor referred to in Schedule 1 (Documents and Enquiries) have not been amended or rescinded and are in full force and effect.

(c)	The execution of each of the Transaction Documents by the relevant Singapore Guarantor and the exercise of its rights and performance of its obligations under each of the Transaction Documents to which it is a party will sufficiently benefit and is in the interests of the relevant Singapore Guarantor.

(d)	The directors of the relevant Singapore Guarantor acted in good faith and in the interests of the relevant Singapore Guarantor in approving the Transactions and the Transaction Documents to which it is a party.
4.	SEARCHES AND ENQUIRIES

There has been no alteration to the status or condition of the Company or any Singapore Guarantor as disclosed by the searches and enquiries referred to in Schedule 1 (Documents and Enquiries). However, it is our experience that the searches and enquiries referred to at paragraph 2 of Schedule 1 (Documents and Enquiries) may not be reliable, although nothing has come to our attention which gives us reason to believe that any of the results of such searches and enquiries is untrue. In particular, the ACRA Search is not capable of revealing whether or not a winding-up petition has been presented. Notice of any winding-up order or resolution passed or any receiver or judicial manager appointed may not be filed with ACRA immediately.

5.	OTHER DOCUMENTS

Save for those listed in Schedule 1 (Documents and Enquiries), there is no other agreement, instrument or other arrangement between any of the parties to any of the Transaction Documents, the Purchase Agreement and the Registration Rights Agreement which modifies or supersedes any of the Transaction Documents, the Purchase Agreement and the Registration Rights Agreement.

6.	OTHER LAWS
(a)	All acts, conditions or things required to be fulfilled, performed or effected in connection with the Transaction Documents under the laws of any jurisdiction other than Singapore have been duly fulfilled, performed and complied with.

(b)	The Transaction Documents constitute legal, valid, binding and enforceable obligations of the parties thereto for all purposes under the laws of all relevant jurisdictions other than Singapore.

(c)	That the choice of New York law as the governing law of the Transaction Documents have been made in good faith and will be regarded as a valid and binding selection which will be upheld in the U.S. courts as a matter of New York law and all other relevant laws except the laws of Singapore.

(d)	There are no provisions of the laws of any jurisdiction (other than Singapore) which would be contravened by the execution or delivery of the Transaction Documents and that, in so far as any obligation expressed to be incurred or performed under the Transaction Documents falls to be performed in or is otherwise subject to the laws of any jurisdiction other than Singapore, its performance will not be illegal by virtue of the laws of that jurisdiction.

(e)	All consents, approvals, authorisations, licences, exemptions or orders required from any governmental or other regulatory authorities outside Singapore and all other requirements outside Singapore for the legality, validity and enforceability of the Transaction Documents have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied.
7.	OTHER ASSUMPTIONS
(a)	There have been no amendments made to any of the Transaction Documents, the Purchase Agreement and the Registration Rights Agreement which would affect this Opinion Letter.

(b)	In relation to the Notes:
(i)	that each of the Notes have been duly executed and delivered by the U.S. Subsidiary Co-Issuers and authenticated by the Trustee in accordance with the Senior Notes Indenture and the Senior Subordinated Notes Indenture respectively; and

(ii)	that the Notes have been duly issued by the U.S. Subsidiary Co-Issuers, and will be offered, sold and delivered in accordance with the terms of the Transaction Documents, the Purchase Agreement and/or Registration Rights Agreement, and in particular, the selling restrictions set out in the Purchase Agreement in connection with the offer or sale of the Notes in Singapore, have been and will be complied with in all respects in connection with any offer, sale or delivery of the Notes.

SCHEDULE 3
Reservations
The opinions in this Opinion Letter are subject to the following reservations.
1.	EQUITABLE PRINCIPLES

The exercise by the Trustee of the powers and remedies conferred by each of the Senior Notes Indenture and the Senior Subordinated Notes Indenture or by law is subject to general equitable principles and the supervisory powers of the courts of Singapore.

2.	LIMITATIONS ARISING FROM INSOLVENCY LAW
(a)	The opinion as to the enforceability of the documents as set out in paragraph 2 (Opinions) of this Opinion Letter may be limited by applicable insolvency, liquidation, administration, moratorium, reorganisation or other similar laws affecting creditors’ rights generally.

(b)	Any provision in any Transaction Document which confers, purports to confer or waives a right of set-off or similar right may be ineffective against a liquidator or creditor.
3.	ENFORCEABILITY OF CLAIMS

In this Opinion Letter, “enforceable” means that an obligation is of a type which the courts of Singapore enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Transaction Documents. In particular:
(a)	this Opinion Letter is not to be taken to imply that a court of Singapore will necessarily grant any remedy, the availability of which is subject to equitable considerations or which is otherwise in the discretion of the court. In particular, orders for specific performance and injunctions are, in general, discretionary remedies under the laws of Singapore and specific performance is not available where damages are considered by the court to be an adequate alternative remedy;

(b)	where any party to any Transaction Document is vested with a discretion or may determine a matter in its opinion, that party may be required to exercise its discretion in good faith, reasonably and for a proper purpose, and to form its opinion in good faith and on reasonable grounds;

(c)	enforcement may be limited by the provisions of the laws of Singapore applicable to agreements held to have been frustrated by events happening after their execution;

(d)	claims may become barred under the Limitation Act, Chapter 163 of Singapore or may be or become subject to a defence of set-off or counterclaim;

(e)	a court in Singapore may stay proceedings if concurrent proceedings are being brought elsewhere and may decline to accept jurisdiction in certain cases;

(f)	a party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by a misrepresentation and the courts of Singapore will generally not enforce an obligation if there has been fraud;

(g)	any provision in any Transaction Document which purports to excuse or protect any party against its own negligence or misconduct or which purports to apply notwithstanding the negligence or misconduct of any party, or excusing a party from a liability or duty otherwise owed, may be limited by law or may not be given effect by the courts of Singapore;

(h)	whilst a court of Singapore has power to give judgment in a currency other than Singapore dollars, if, subject to the terms of the contract, it is the currency which most truly expresses the plaintiff’s loss, it has the discretion to decline to do so; and

(i)	any provision providing that any calculation, determination or certification is to be conclusive and binding may not be effective if such calculation, determination or certification is fraudulent, unreasonable, arbitrary or manifestly incorrect and a court in Singapore may regard any certification, determination or calculation as no more than prima facie evidence.
4.	APPLICATION OF FOREIGN LAW
(a)	If any obligation is to be performed in a jurisdiction outside Singapore, it may not be enforceable in Singapore to the extent that performance would be illegal or contrary to public policy under the laws of the other jurisdiction and a court in Singapore may take into account the law of the place of performance in relation to the manner of performance and to the steps to be taken in the event of defective performance.

(b)	It is uncertain whether the parties can agree in advance the governing law of claims connected with the contract but which are not claims on the contract, such as a claim in tort.
5.	DEFAULT INTEREST AND INDEMNITIES BETWEEN PARTIES
(a)	Any provision of any Transaction Document requiring any person to pay amounts imposed in circumstances of breach or default may be held to be unenforceable on the grounds that it is a penalty.

(b)	There is some possibility that a court in Singapore would hold that a judgment on any of the Transaction Documents, whether given in a Singapore court or elsewhere, would supersede that document or agreement so that any obligations relating to the payment of any currency indemnities would not be held to survive judgment.

(c)	A court in Singapore may in its discretion decline to give effect to any indemnity for legal costs incurred by an unsuccessful litigant or where the court of Singapore has itself made an order for costs.

(d)	The rate of interest recoverable:

(i)	after judgment in the courts of Singapore is, unless otherwise agreed between the parties, limited to six percent per annum (or such other rate fixed by the Chief Justice) or such lower rate as directed by the court; and

(ii)	after an arbitral award is made is, unless the award otherwise directs, the same as that in reservation 5(d)(i) above.
6.	OTHER RESERVATIONS
(a)	The parties to any of the Transaction Documents may be able to amend or waive any provision thereof by oral agreement or otherwise by their conduct despite any provision to the contrary.

(b)	To the extent that any matter is expressly to be determined by future agreement or negotiation, the relevant provision may be unenforceable or void for uncertainty.

(c)	Any provision of any of the Transaction Documents stating that a failure or delay, on the part of any of party thereto, in exercising any right or remedy under any of the Transaction Documents shall not operate as a waiver of such right or remedy may not be effective.

(d)	The effectiveness of any provision of any of the Transaction Documents which allows an invalid provision to be severed in order to save the remainder of that Transaction Document will be determined by the Singapore courts in their discretion.

(e)	If it is necessary to initiate any legal proceedings in Singapore by serving a writ outside the jurisdiction, the leave of the court (as to which the court has a discretion) would have to be obtained.

(f)	The courts of Singapore are bound to follow judicial precedents laid down by superior courts of Singapore. However, the Court of Appeal, which is the highest court in Singapore, has power to depart from such precedents where adherence will cause injustice in a particular case or constrain the development of law in conformity with the circumstances of Singapore.

(g)	A court in Singapore will not be automatically bound to stay proceedings brought in its jurisdiction despite the existence of an exclusive jurisdiction provision in an agreement naming the foreign jurisdiction where the proceedings should be brought. The Singapore courts have the discretion as to whether or not to grant an application for a stay notwithstanding such an exclusive jurisdiction clause.

(h)	It is possible that a court in Singapore would hold that any judgment (whether in Singapore or elsewhere) given in relation to any of the Transaction Documents supersedes the specific provisions therein for all intents and purposes, with the effect that any obligations imposed upon each of the parties to the Transaction Documents under the Transaction Documents to which it is a party, which are expressed to apply both before and after judgment, might not be held to survive any judgment.

(i)	We have relied on electronic searches of the publicly available records of ACRA and the Supreme Court and Subordinate Courts of Singapore, and the records disclosed by such searches may not be complete or up-to-date.